UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 22, 2018

Solid Biosciences Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38360	90-0943402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

141 Portland Street, Fifth Floor

Cambridge, MA 02139

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 337-4680

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2018, Gilad Hayeem notified Solid Biosciences Inc. (the “Company”) of his decision to resign as President of the Company and as a member of the Board of Directors of the Company (the “Board”), effective immediately. Mr. Hayeem’s decision to resign from the Board was not due to a disagreement on any matter related to the Company’s operations, policies or practices.

In addition, on June 22, 2018, the Board elected Martin Freed as a member of the Board to fill the vacancy created by the resignation of Mr. Hayeem, effective immediately. Dr. Freed will serve as a Class III director with a term expiring at the Company’s third annual meeting of stockholders to be held following the completion of the Company’s initial public offering and thereafter until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Dr. Freed was also elected to serve on the Nominating and Corporate Governance Committee of the Board. The Board has determined that Dr. Freed is “independent” as contemplated by the Nasdaq Stock Market and other governing laws and applicable regulations.

Dr. Freed, age 57, has served as an independent consultant to several private pharmaceutical, biotechnology, and healthcare companies, specializing in clinical and general pharmaceutical development and clinical and regulatory strategy since February 2015. He co-founded and served as chief medical officer of Civitas Therapeutics, Inc. from December 2010 to October 2014 (acquired by Acorda Therapeutics, Inc. (“Acorda”)), and as senior vice president, clinical development of Acorda from October 2014 through January 2015. In addition, Dr. Freed has served as chief medical officer and has provided strategic and operational planning and execution, as well as medical leadership for clinical pharmacology and development strategy and preclinical development for multiple pharmaceutical companies throughout his career. These companies include Avila Therapeutics, Inc., Taligen Therapeutics, Inc., Adnexus Therapeutics, Inc. (acquired by Bristol-Myers Squibb) and Vitae Pharmaceuticals, Inc. Dr. Freed spent nearly 14 years at GlaxoSmithKline and its predecessor, SmithKline Beecham Pharmaceuticals or SmithKline Beecham, where he served numerous roles including vice president, clinical development and medical affairs in the metabolism therapeutic area. Dr. Freed currently serves on the board of directors of Dicerna Pharmaceuticals, Inc. and Sojournix, Inc., and previously served on the board of directors of InteKrin Therapeutics Inc. from 2007 to 2010. He has authored over 100 publications or presentations. Dr. Freed has been Board Certified in Internal Medicine, Nephrology and Clinical Pharmacology. He performed his internal medicine residency at Temple University Hospital and nephrology fellowship at Yale-New Haven Hospital. A Fellow of the American College of Physicians, Dr. Freed received his B.S. with distinction in biology from the University of Delaware and M.D. from Pennsylvania State University’s College of Medicine.

There are no arrangements or understandings between Dr. Freed and any other persons pursuant to which he was elected as a director. There are no transactions in which Dr. Freed has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

Dr. Freed will receive compensation for his service as a non-employee director and for committee service in accordance with the Company’s director compensation program, which is described in the Company’s annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2018 (the “2017 Annual Report”).

In connection with his election, the Company and Dr. Freed will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-222357) filed with the SEC on December 29, 2017. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Freed for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by him in any action or proceeding arising out of his service as a director of the Company.

On June 22, 2018, the Board also elected Ilan Ganot, the Company’s current Chief Executive Officer, as the Company’s President, effective immediately. Mr. Ganot, age 44, is one of the Company’s co-founders and has served as the Company’s Chief Executive Officer and as a member of the Board since the Company’s inception in 2013. Previously, Mr. Ganot served as an investment banker at JPMorgan Chase & Co., a leading global financial services firm, from September 2011 to September 2013. From October 2008 to August 2011, Mr. Ganot served as a banker at Nomura Securities Co., Ltd., a securities and investment banking company, and from September 2003 to September 2008, at Lehman Brothers, a global financial services firm. Mr. Ganot received his M.B.A. from London Business School and holds law and business degrees from the Interdisciplinary Center Herzliya, Israel. Mr. Ganot also practiced corporate law in Israel and was a Captain in the Israeli Defense Forces. Any transaction in which Mr. Ganot has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act is described in the 2017 Annual Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLID BIOSCIENCES INC.

Date: June 26, 2018	By:	/s/ Jennifer Ziolkowski
		Name:	Jennifer Ziolkowski
		Title:	Chief Financial Officer